SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
AMENDMENT NO. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): November 4, 1998


CONSOLIDATED MEDICAL MANAGEMENT, INC.
(Exact Name of Registrant as Specified in Charter)

Montana                         2-89616                82-0369233
(State or Other Jurisdiction   (Commission            (IRS Employer
of Incorporation)               File Number)           Identification No.)

13005 Justice Avenue, Baton Rouge, LA              70816
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code:  (504) 292-3100

Item 2.  Acquisition or Disposition of Assets

(a) On November 4, 1998, the Company entered into an Agreement with Aplomb, Inc., a Mississippi corporation ("Aplomb"). On December 21, 1998, the Agreement was rescinded by mutual agreement of Aplomb and the Company.

Item 7.  Exhibits

(c)The following exhibits are filed with this report:

     Exhibit No.            Description                         Location

     2.2          Recission Agreement dated December 21, 1998   Attached

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Consolidated Medical Management, Inc.

Date: December 30, 1998        By /s/ Sunni M. Wooley, President and CFO

EXHIBIT 2.2

RECISSION AGREEMENT AND MUTUAL RELEASE

     THIS RECISSION AGREEMENT AND MUTUAL RELEASE AGREEMENT ("Agreement") is entered into and made effective as of the 21st day of December, 1998, by and between CONSOLIDATED MEDICAL MANAGEMENT, INC., a Montana Corporation (hereinafter "CMMI") and APLOMB, INC., a Mississippi Corporation (hereinafter "Aplomb").

WITNESSESTH:

     WHEREAS, CMMI and Aplomb, Inc. entered into that certain Merger/Acquisition Agreement dated November 4, 1998, wherein CMMI acquired all of the outstanding stock of Aplomb, Inc., for 2,159,913 shares of Series "A" $12.50 Preferred shares and 1,079,957 of Series "A" $8.00 Preferred shares of CMMI. None of the CMMI shares have been issued or exchanged, due to further due diligence requirements, and all shares and assets of Aplomb, Inc. which were issued will be returned and rescinded under this agreement.

     WHEREAS, CMMI HAS UNDERTAKEN FURTHER DUE DILIGENCE OF THE Aplomb transaction and determined among other considerations that the merger and acquisition of Aplomb would by virtue of the size and nature of the Aplomb assets subject CMMI to unanticipated yet undesirable reporting requirements under the Investment Company Act of 1940.

     NOW THEREFOR, it is mutually agreed by CMMI and Aplomb to rescind the issuance of all CMMI and Aplomb shares and to cancel the merger/acquisition of Aplomb by CMMI by mutual assent.

     FURTHER, the parties hereto do hereby mutually agree to a general release from litigation and also agree each to hold the other harmless from any claims that may arise from the result of this mutual action.

     The parties hereto agree to investigate the prospect of a relatively smaller investment by either CMMI or Aplomb into each other or to pursue a possible sequence of investment over time, which will not present the financial reporting problems incurred with respect to the November agreement.

     There being no further issues to contest each party agrees to the complete reversal of the November agreement, and by virtue of the signatures contained hereon do agree to perform all acts and to provide all necessary documents and signatures necessary to complete the above outlined recission.

     IN WITNESS HEREOF, the parties below agree to all terms herein.

CONSOLIDATED MEDICAL MANAGEMENT, INC.             APLOMB, INC.

/s/ Sunni M. Wooley, President               /s/ Robert C. Coburn, President

/s/ WITNESS                                  /s/ WITNESS